CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Tech Foundry Ventures, Inc. (A Development Stage Company):

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated May 16, 2014 relating to our audit of the balance sheet of Tech Foundry Ventures, Inc. (the “Company”) as of March 31, 2014, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the period from February 27, 2014 (Inception) to March 31, 2014. Our report dated May 16, 2014, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

May 16, 2014